SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: May 8, 2003

FEDERATED DEPARTMENT STORES, INC.

7 West Seventh Street, Cincinnati, Ohio 45202 (513) 579-7000

-and-

151 West 34th Street, New York, New York 10001 (212) 494-1602

Delaware	1-13536	13-3324058
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Item 9.	Regulation FD Disclosure.

The information contained in this section is intended to be included under "Item 12. Results of Operations and Financial Condition" and is included under Item 9 in accordance with SEC Release No. 33-8216.

On May 8, 2003, Federated Department Stores, Inc. ("Federated") issued a press release announcing Federated's sales for the fiscal quarter ended May 3, 2003. The full text of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

FEDERATED DEPARTMENT STORES, INC.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FEDERATED DEPARTMENT STORES, INC.

Dated: May 8, 2003	By: /s/ Dennis J. Broderick
Name: Dennis J. Broderick
Title: Senior Vice President, General Counsel and Secretary

Exhibit 99.1

FEDERATED DEPARTMENT STORES, INC.

Contacts:
Media - Carol Sanger
513/579-7764
Investor - Susan Robinson
513/579-7780

FOR IMMEDIATE RELEASE

Federated's April Same-Store Sales Down 1.4%

     CINCINNATI--(BUSINESS WIRE)--May 8, 2003--Federated Department Stores, Inc. (NYSE:FD)(PCX:FD) today reported total sales of $1.076 billion for the four weeks ended May 3, 2003. This represents a decrease of 1.7 percent from total sales of $1.096 billion for the same period last year. On a same-store basis, Federated's April sales were down 1.4 percent.

     For the first quarter and year to date, Federated's sales totaled $3.292 billion, down 4.6 percent from total sales of $3.453 billion in the same period last year. On a same-store basis, Federated's year-to-date sales were down 5.0 percent.

Federated expects same-store sales in May to be down minus 1 to minus 3 percent. The company is discontinuing weekly sales updates, but additional information on Federated is available at www.fds.com.

Federated today also reaffirmed its first quarter earnings guidance of 14-19 cents a share. The company reports its first quarter earnings on May 14.

     Federated, with corporate offices in Cincinnati and New York, is one of the nation's leading department store retailers, with annual sales of more than $15.4 billion. Federated currently operates approximately 450 stores in 34 states, Guam and Puerto Rico, under the names of Macy's, Bloomingdale's, The Bon Marche, Burdines, Goldsmith's, Lazarus and Rich's-Macy's. The company also operates macys.com and Bloomingdale's By Mail.

CONTACT: Federated Department Stores, Inc. Media: Carol Sanger, 513/579-7764 or Investor: Susan Robinson, 513/579-7780 http://www.federated-fds.com SOURCE: Federated Department Stores, Inc.